Exhibit 10.1

Seagate Technology plc 38/39 Fitzwilliam Square Dublin 2 Ireland

November 1, 2018

Dear Steve,

Thank you for your service as Executive Chairman and Chairman of the Board of Directors of Seagate Technology plc (the “Company”) through the conclusion of the Company’s annual meeting of shareholders (“AGM”) on October 30, 2018. The Board of Directors is pleased that you will continue to support the Company by serving as non-executive Chairman of the Board of Directors effective as of the conclusion of the AGM on October 30, 2018 (the “Effective Date”).

In connection with your new position, you and the Company have determined that it is in the best interests of both parties to rescind the agreement, dated as of July 25, 2017, that provides, among other things, the compensation terms for your position as Executive Chairman and Chairman of the Board of Directors of the Company, attached hereto as Exhibit A (the “Executive Agreement”).

You and the Company agree as follows:

1. The Executive Agreement is hereby terminated and deemed null and void as of the Effective Date and neither party shall have any further rights or legal obligations thereunder.

2. In addition to any annual cash and equity compensation that may be paid to you for your service as a non-employee director of the Company, you will be paid an annual cash retainer of $75,000 for your service as non-executive Chairman of the Board of Directors, payable in accordance with the Company’s practices for payment of non-employee director compensation.

3. This Agreement shall be binding upon the Parties, their successors, assigns and personal representatives.

Seagate Technology plc

By:	/s/ W. David Mosley
Name:	/s/ W. David Mosley

I acknowledge and agree to the above terms.

Stephen J. Luczo

/s/ Stephen J. Luczo
Date: 11/1/18

Seagate Technology plc, being a limited company with its registered address at 38/39 Fitzwilliam Square, Dublin 2, Ireland. Registration Number 480010.

DIRECTORS: Stephen J. Luczo, Chairman (U.S.A), Mark W. Adams (U.S.A), Judy Bruner (U.S.A), Michael R. Cannon (U.S.A), William Coleman (U.S.A), Jay L. Geldmacher (U.S.A), Dylan Haggart (U.S.A), William David Mosley (U.S.A), Stephanie Tilenius (U.S.A), Edward J. Zander (U.S.A).